UNITED STATES
Securities and Exchange Commission
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cliffs Corporate Announcement

Dear Colleague,

Our Board and management team have been very focused on improving our Company’s financial and operating performance across all businesses, to the benefit of our customers, our shareholders and our employees.

Recently, members of our management team have been meeting with our shareholders to discuss our business plan and update them on the progress we are making. We believe that these discussions with investors have been very constructive. Let me take a moment to share with you a few topics that have interested our shareholders.

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Controlling what we can control in a volatile pricing environment: As you are aware, iron ore price volatility is a challenge faced by our entire industry. At Cliffs, we remain focused on the aspects of our business that we can control, to ensure we are positioned to succeed in any pricing environment. We are committed to reducing costs, strengthening our balance sheet with cash flows from operations, and taking a disciplined approach to capital spending to achieve this goal.

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Bloom Lake and capital expenditures: Given the wide range of outlook for iron ore prices, we decided to reduce 2014 capital expenditures by more than 50%, including significant reductions at Bloom Lake Mine. We will only spend the minimum required amount as we explore alternatives and develop the path that extracts the highest value from Bloom Lake for our shareholders. We also announced plans to idle production at the Wabush Mine in the Province of Newfoundland and Labrador by the end of the first quarter of 2014. These strategic actions – while difficult decisions – are necessary from a business point of view, and are a result of a comprehensive review of Cliffs' portfolio undertaken by our Board and management.

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Improving our financial position and cost profile: We have taken significant steps to strengthen our balance sheet, pay down debt and reduce our corporate costs to increase profitability. In fact, we are on track to reduce SG&A and exploration costs by approximately 53% since 2012. We ended the year with over a billion dollars in cash flow from operations, paid down the entire balance on our revolving credit facility, and achieved $1.5 billion in adjusted EBITDA. There is still a lot more to be done, and we remain committed to maintaining a strong balance sheet, sustainable liquidity and an investment-grade profile.

In all of our discussions with shareholders, we convey our commitment to continuous improvement and enhancing long-term shareholder value. In order to do this, we need to perform at a high level and achieve our 2014 goals. I want to let you know how much the Board and management team appreciate your hard work at Cliffs. We should all be proud of our ability to work together as a team to provide the world's largest and fastest growing steel markets with world-class iron ore and coal products.

Thank you for your exceptional efforts and continued dedication to Cliffs.

Sincerely,

Gary Halverson
President and Chief Executive Officer

3/19/2014
Important Additional Information

Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs’ shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs’ shareholders. CLIFFS’ SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs’ shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting Carolyn Cheverine, Vice President, General Counsel & Secretary at (216) 694-7605. Shareholders may also contact D.F. King & Co., Inc., Cliffs’ proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.